Charles Schwab Investment Management, Inc.

211 Main Street, San Francisco, CA 94105

Management Statement Regarding Compliance

with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Schwab Balanced Fund, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Target 2045 Fund, Schwab Target 2050 Fund, Schwab Target 2055 Fund, Schwab Monthly Income Fund – Moderate Payout, Schwab Monthly Income Fund – Enhanced Payout, Schwab Monthly Income Fund – Maximum Payout, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio (eighteen of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 14, 2015, and from October 31, 2014 (date of our last evaluation) through July 14, 2015.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 14, 2015 and from October 31, 2014 through July 14, 2015, with respect to securities reflected in the investment accounts of the Funds.

Schwab Capital Trust

/s/ Marie Chandoha
Marie Chandoha
President and Chief Executive Officer

/s/ George Pereira
George Pereira
Treasurer and Principal Financial Officer

September 15, 2015
Date

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of

Schwab Capital Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Schwab Balanced Fund, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Target 2045 Fund, Schwab Target 2050 Fund, Schwab Target 2055 Fund, Schwab Monthly Income Fund – Moderate Payout, Schwab Monthly Income Fund – Enhanced Payout, Schwab Monthly Income Fund – Maximum Payout, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio (eighteen of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of July 14, 2015. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed (without prior notice to management) as of July 14, 2015, and with respect to agreement of security purchases and sales for the period from October 31, 2014 (date of our last examination) through July 14, 2015:

•	Confirmation of Charles Schwab & Co, Inc.’s (“CSC”) omnibus accounts for the underlying mutual fund investments at July 14, 2015 with the underlying mutual funds’ transfer agents.

•	Reconciliation of the omnibus accounts for the underlying mutual fund investments per the books and records of CSC to the omnibus accounts for the underlying mutual fund investments per the books and records of their transfer agents, at July 14, 2015, in all material respects.

•	Agreement of the Funds’ underlying mutual fund investments at July 14, 2015 as recorded on the books and records of the Funds to the shareholder books and records of CSC.

•	Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from October 31, 2014 through July 14, 2015 from the books and records of the Funds to the books and records of CSC.

PricewaterhouseCoopers LLP, Three Embarcadero Center, San Francisco, CA 94111

(415) 498-5000 / Fax(415) 498-7100

We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 14, 2015 with respect to mutual fund investments reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management, the Board of Trustees of Schwab Capital Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

September 15, 2015

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	20707	AK	60039730	AZ	20205	AR	60008428	CA		CO
CT	214160	DE	339	DC	60009385	FL	—	GA		HI	—
ID	49355	IL		IN		IA	I-41482	KS	1998S0001357	KY
LA		ME	213755	MD	SM19981147	MA	—	MI	924329	MN
MS	60030817	MO	1993-00496	MT	39119	NE	35612	NV	—	NH	MF98-0033613
NJ		NM	4944	NY	S30-55-49	NC		ND	V578	OH
OK	SE-2181916	OR	2006-1136	PA		RI	—	SC	MF11533	SD	15702
TN	RM14-1310A	TX	C 56104	UT		VT	05/07/98-01	VA		WA	60020838
WV	MF 32088	WI	349089-03	WY		PUERTO RICO			S-19466
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack All Equity Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	20705	AK	60034922	AZ	13078	AR	60008420	CA		CO
CT	214152	DE	3151	DC	60009292	FL	—	GA		HI	—
ID	45976	IL		IN		IA	I-34555	KS	1996S0000068	KY
LA		ME	202646	MD	SM19950820	MA	95-0424	MI	928267	MN
MS	60022514	MO	1993-00496	MT	33572	NE	29681	NV	—	NH	MF95-0036453
NJ		NM	15782	NY	S31-76-61	NC		ND	N131	OH
OK	SE-2181915	OR	2006-1135	PA		RI	—	SC	MF9260	SD	6518
TN	RM14-1310A	TX	C 48130	UT		VT	07/24/95-15	VA		WA	60014083
WV	BC 30437	WI	303933-03	WY		PUERTO RICO			S-16002
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Growth Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	20703	AK	60036878	AZ	13076	AR	60008422	CA		CO
CT	214153	DE	3149	DC	60009290	FL	—	GA		HI	—
ID	45975	IL		IN		IA	I-34553	KS	1996S0000067	KY
LA		ME	202648	MD	SM19950826	MA	95-0438	MI	928265	MN
MS	60022539	MO	1993-00496	MT	33571	NE	29687	NV	—	NH	MF95-0015276
NJ		NM	11440	NY	S27-32-26	NC		ND	N129	OH
OK	SE-2181913	OR	1995-665	PA		RI	—	SC	MF9250	SD	6517
TN	RM14-1310A	TX	C 48139	UT		VT	07/24/95-14	VA		WA	60014080
WV	BC 30435	WI	303932-03	WY		PUERTO RICO			S-16021
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Balanced Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	20704	AK	60036879	AZ	13077	AR	60008421	CA		CO
CT	214151	DE	3150	DC	60009291	FL	—	GA		HI	—
ID	45978	IL		IN		IA	I-34554	KS	1996S0000069	KY
LA		ME	202647	MD	SM19950827	MA	95-0423	MI		MN
MS	60022517	MO	1993-00496	MT	33573	NE	29680	NV	—	NH	MF95-0013906
NJ		NM	15784	NY	S27-32-28	NC		ND	N130	OH
OK	SE-2181914	OR	2006-1134	PA		RI	—	SC	MF9261	SD	6516
TN	RM13-1310A	TX	C 48129	UT		VT	07/24/95-13	VA		WA	60014088
WV	BC 30436	WI	303935-03	WY		PUERTO RICO			S-16019
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Conservative Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	33587	AK	60055518	AZ	41142	AR	60017059	CA		CO
CT	1032982	DE	45693	DC	60023971	FL	—	GA		HI	—
ID	58395	IL		IN		IA	I-60269	KS	2005S0001033	KY
LA		ME	10008609	MD	SM20051289	MA	—	MI	945073
MS	60038621	MO	1993-00496	MT	54741	NE	63524	NV	—	NH	MF05-0013362
NJ		NM	20223	NY	S31-22-19	NC		ND	AR186	OH
OK	SE-2193130	OR	2005-804	PA		RI	—	SC	MF15893	SD	34179
TN	RM14-1310A	TX	C 77193	UT		VT	06/29/05-31	VA		WA	60039055
WV	MF 52719	WI	495560-03	WY		PUERTO RICO			S-29570
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2010 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	37500	AK	60060363	AZ	49877	AR	60020841	CA		CO
CT	1049037	DE	49710	DC	60032274	FL	—	GA		HI	—
ID	62283	IL		IN		IA	I-68576	KS	2008S0001023	KY
LA		ME	10018268	MD	SM20080407	MA	—	MI	953374	MN
MS	60046962	MO	2008-00362	MT	62464	NE	71488	NV	—	NH	MF08-0027443
NJ		NM	28312	NY	S32-17-80	NC		ND	BC128	OH
OK	SE-2193137	OR	2008-523	PA		RI	—	SC	MF17424	SD	42410
TN	RM14-1310A	TX	C 86366	UT		VT	02/20/08-17	VA		WA	60047752
WV	MF 61675	WI	529364	WY		PUERTO RICO			S-34704
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2015 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	33588	AK	60055519	AZ	41143	AR	60017060	CA		CO
CT	1032981	DE	45694	DC	60023972	FL	—	GA		HI	—
ID	58396	IL		IN		IA	I-60270	KS	2005S0001034	KY
LA		ME	10008610	MD	SM20051288	MA	—	MI	945074	MN
MS	60038622	MO	1993-00496	MT	54742	NE	63525	NV	—	NH	MF05-0040163
NJ		NM	20222	NY	S31-22-18	NC		ND	AR187	OH
OK	SE-2193131	OR	2005-805	PA		RI	—	SC	MF15892	SD	34177
TN	RM14-1310A	TX	C 77194	UT		VT	06/29/05-32	VA		WA	60039056
WV	MF 52720	WI	495561-03	WY		PUERTO RICO			S-29571
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2020 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	37499	AK	60060362	AZ	49878	AR	60020839	CA		CO
CT	1049036	DE	49711	DC	60032277	FL	—	GA		HI	—
ID	62284	IL		IN		IA	I-68577	KS	2008S0001024	KY
LA		ME	10018269	MD	SM20080408	MA	—	MI	953373	MN
MS	60046961	MO	2008-00361	MT	62465	NE	71489	NV	—	NH	MF08-0049357
NJ		NM	28311	NY	S32-17-79	NC		ND	BC129	OH
OK	SE-2193138	OR	2008-521	PA		RI	—	SC	MF17425	SD	42411
TN	RM14-1310A	TX	C 86367	UT		VT	02/20/08-18	VA		WA	60047751
WV	MF 61674	WI	529363	WY		PUERTO RICO			S-34703
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2025 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	33590	AK	60055521	AZ	41144	AR	60017062	CA		CO
CT	1032980	DE	45695	DC	60023974	FL	—	GA		HI	—
ID	58398	IL		IN		IA	I-60272	KS	2005S0001036	KY
LA		ME	10008612	MD	SM20051290	MA	—	MI	945076	MN
MS	60038624	MO	1993-00496	MT	54744	NE	63527	NV	—	NH	MF05-0025610
NJ		NM	20221	NY	S31-22-16	NC		ND	AR188	OH
OK	SE-2193132	OR	2005-807	PA		RI	—	SC	MF15891	SD	34176
TN	RM14-1310A	TX	C 77195	UT		VT	06/29/05-33	VA		WA	60039058
WV	MF 52721	WI	495563-03	WY		PUERTO RICO			S-29572
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2030 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	37498	AK	60060361	AZ	49879	AR	60020840	CA		CO
CT	1049035	DE	49709	DC	60032278	FL	—	GA		HI	—
ID	62285	IL		IN		IA	I-68578	KS	2008S0001025	KY
LA		ME	10018270	MD	SM20080409	MA	—	MI	953372	MN
MS	60046960	MO	2008-00363	MT	62466	NE	71490	NV	—	NH	MF08-0033600
NJ		NM	28310	NY	S32-17-78	NC		ND	BC130	OH
OK	SE-2193139	OR	2008-522	PA	1993-05	RI	—	SC	MF17423	SD	42412
TN	RM14-1310A	TX	C 86368	UT		VT	02/20/08-19	VA		WA	60047750
WV	MF 61673	WI	529362	WY		PUERTO RICO			S-34702
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2035 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	33589	AK	60055520	AZ	41145	AR	60017061	CA		CO
CT	1032979	DE	45696	DC	60023973	FL	—	GA		HI	—
ID	58397	IL		IN		IA	I-60271	KS	2005S0001035	KY
LA		ME	10008611	MD	SM20051291	MA	—	MI	945075	MN
MS	60038623	MO	1993-00496	MT	54743	NE	63528	NV	—	NH	MF05-0049963
NJ		NM	20220	NY	S31-22-17	NC		ND	AR189	OH
OK	SE-2193133	OR	2005-806	PA		RI	—	SC	MF15890	SD	34175
TN	RM14-1310A	TX	C 77196	UT		VT	06/29/05-34	VA		WA	60039057
WV	MF 52722	WI	495562-03	WY		PUERTO RICO			S-29573
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2040 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	46268	AK	60075610	AZ	66981	AR	60029628	CA		CO
CT	1073763	DE	—	DC	60049241	FL	—	GA		HI	—
ID	71104	IL		IN		IA	I-84486	KS	2013S0001095	KY
LA		ME	10037272	MD	SM20130237	MA	—	MI	969247	MN
MS	60062998	MO	R2013-522	MT	85781	NE	96082	NV	—	NH	MF13-0081732
NJ		NM	44345	NY	S33-22-64	NC		ND	BT832	OH
OK	SE-2211739	OR	2013-462	PA		RI	—	SC	MF19862	SD	57893
TN	RM14-1310A	TX	C 102993	UT		VT	BEVT-1376	VA		WA	60063635
WV	78901	WI	665227-03	WY		PUERTO RICO			S-44766
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2045 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	46269	AK	60075611	AZ	66982	AR	60029629	CA		CO
CT	1073765	DE	—	DC	60049242	FL	—	GA		HI	—
ID	71105	IL		IN		IA	I-84487	KS	2013S0001096	KY
LA		ME	10037273	MD	SM20130238	MA	—	MI	969248	MN
MS	60062999	MO	R2013-523	MT	85782	NE	96083	NV	—	NH	MF13-0081733
NJ		NM	44346	NY	S33-22-65	NC		ND	BT833	OH
OK	SE-2211740	OR	2013-463	PA		RI	—	SC	MF19863	SD
TN	RM14-1310A	TX	C 102992	UT		VT	BEVT-1377	VA		WA	60063636
WV	78902	WI	665228-03	WY		PUERTO RICO			S-44767
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2050 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	46270	AK	60075612	AZ	66983	AR	60029630	CA		CO
CT	1073764	DE	—	DC	60049243	FL	—	GA		HI	—
ID	71106	IL		IN		IA	I-84488	KS	2013S0001097	KY
LA		ME	10037274	MD	SM20130239	MA	—	MI	969249	MN
MS	60063000	MO	R2013-524	MT	85783	NE	96084	NV	—	NH	MF13-0081734
NJ		NM	443474	NY	S33-22-66	NC		ND	BT834	OH
OK	SE-2211741	OR	2013-464	PA		RI	—	SC	MF19864	SD	57891
TN	RM14-1310A	TX	C 102994	UT		VT	BEVT-1378	VA		WA	60063637
WV	78900	WI	665229-03	WY		PUERTO RICO			S-44765
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2055 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	37635	AK	60060626	AZ	50240	AR	60020973	CA		CO
CT	1049547	DE	49846	DC	60032624	FL	—	GA		HI	—
ID	62436	IL		IN		IA	I-68835	KS	2008S0001161	KY
LA		ME	10018622	MD	SM20080709	MA	—	MI	953630	MN
MS	60047311	MO	2008-00684	MT	62751	NE	71712	NV	—	NH	MF08-0034430
NJ		NM	28637	NY	S32-18-44	NC		ND	BA573	OH
OK	SE-2193603	OR	2008-492	PA		RI	—	SC	MF17471	SD	42547
TN	RN2015B-0173	TX	C 86590	UT		VT	03/18/08-38	VA		WA	60048038
WV	MF 62021	WI	530004	WY		PUERTO RICO			S-34947-2
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Moderate Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	37634	AK	60060625	AZ	50238	AR	60020972	CA		CO
CT	1049549	DE	49847	DC	60032616	FL	—	GA		HI	—
ID	62434	IL		IN		IA	I-68834	KS	2008S0001159	KY
LA		ME	10018621	MD	SM20080708	MA	—	MI	953631	MN
MS	60047312	MO		MT	62749	NE	71710	NV	—	NH	MF08-0045427
NJ		NM	28636	NY	S32-18-45	NC		ND	BA571	OH
OK	SE-2193604	OR	2008-491	PA		RI	—	SC	MF17472	SD	42546
TN	RN2015B-0173	TX	C 86588	UT		VT	03/18/08-37	VA		WA	60048037
WV	MF 62022	WI	530030	WY		PUERTO RICO			S-34947-1
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Enhanced Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	37633	AK	60060624	AZ	50239	AR	60020971	CA		CO
CT	1049550	DE	49848	DC	60032639	FL	—	GA		HI	—
ID	62435	IL		IN		IA	I-68833	KS	2008S0001160	KY
LA		ME	10018620	MD	SM20080707	MA	—	MI	953628	MN
MS	60047439	MO	2008-00686	MT	62750	NE	71711	NV	—	NH	MF08-0032525
NJ		NM	28635	NY	S32-18-46	NC		ND	BA572	OH
OK	SE-2193605	OR	2008-488	PA		RI	—	SC	MF17473	SD	42545
TN	RN2015B-0173	TX	C 86589	UT		VT	03/18/08-39	VA		WA	60048039
WV	MF 62023	WI	530031	WY		PUERTO RICO			S-34947
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Maximum Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: July 14, 2015
2. State Identification Number:
AL	20699	AK	60032864	AZ	15575	AR	60008426	CA		CO
CT	214158	DE	4552	DC	60009345	FL	—	GA		HI	—
ID	47175	IL		IN		IA	I-36814	KS	1997S0000158	KY	60013915
LA	160395	ME	203312	MD	SM19961316	MA	—	MI	928263	MN
MS	60025053	MO	1993-00496	MT	35532	NE	31682	NV	—	NH	MF96-0027905
NJ	MF-4470	NM	15571	NY	S27-59-46	NC		ND	R487	OH	BE1216674
OK	SE-2188615	OR	1996-726	PA		RI	—	SC	MF10155	SD	8359
TN	RM14-1310A	TX	C 51014	UT	006-9891-16	VT	08/06/96-22	VA		WA	60016323
WV	BC 30440	WI	319301-03	WY		PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Balanced Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105